Exhibit 5.1

CyberArk Software Ltd.
9 Hapsagot St.
Park Ofer 2, P.O. Box 3143
Petach Tikva 4951041, Israel
March 2, 2023
Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel to CyberArk Software Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) covering up to 1,100,000 ordinary shares of the Company, par value New Israeli Shekel 0.01 per share (“Ordinary Shares”) (the “Shares”) that are available for issuance under the CyberArk Software Ltd. 2014 Share Incentive Plan (the “Plan”).

In our capacity as counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s (i) articles of association (the “Articles”), (ii) the Plan, (iii) resolutions of the Company’s board of directors and (iv) other statements of corporate officers and other representatives of the Company and other documents provided to us by the Company as we have deemed necessary or appropriate as a basis for this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to this opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s board of directors, which have been provided to us, are true and accurate and prepared in accordance with the Articles and all applicable laws. In addition, we have assumed that the Company will receive the full consideration for the Ordinary Shares (which may consist, in part or in full, of services performed for the Company).

We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the Ordinary Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Plan, pursuant to agreements with respect to the Plan and, as the case may be, pursuant to the terms of the awards that have been or may be granted under the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar | Law Offices
Meitar | Law Offices